Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 128 to File No. 033-59692; Amendment No. 129 to File No. 811-07584) of Rydex Series Funds of our reports dated February 27, 2014 on the financial statements and financial highlights of Multi-Hedge Strategies Fund, Commodities Strategy Fund and Managed Futures Strategy Fund, included in the December 31, 2013 Annual Reports to shareholders.

/s/ Ernst & Young LLP

McLean, Virginia
April 25, 2014